RALLY RD.

Exclusive Purchase Option Agreement

As of July 30th , 2019

This exclusive purchase option agreement (the “Option Agreement”) is made between RSE Archive, LLC (“Purchaser” or “us”) and Jeremy O’Connor, LLC
(“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

You are partnering with us to securitize the Asset(s) through the Rally Rd. platform, which is owned and operated by our parent company,
RSE Markets, Inc. (the “Platform”).

We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

For a period of time from the date of this Option Agreement (the “Option Period”), as outlined below, you grant us the exclusive right to purchase the Asset(s).

Your Rights & Obligations:

You maintain possession of the Asset(s) throughout the Option Period.

For a period of up to 24 months from the date of this Option Agreement, you will store, maintain, and insure the Asset(s) as part of your inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this agreement.

You will provide us reasonable access to the Asset(s) for the creation of marketing materials.  Marketing materials remain our property.

You will not advertise the Asset(s) online, in print, on social media, or with a third-party dealer or listing service without our prior written agreement.

The Results:

Upon the successful completion of an offering through the Rally Rd. platform, you will receive payment of the Consideration for the associated Asset, as outlined below.

Other:

This Option Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

CONFIDENTIAL

RALLY RD.

Asset:	African Game Trails: An Account of the African Wanderings of an American Hunter-Naturalist by Theodore Roosevelt and Eight Original Photographs by Kermit Roosevelt
Description:

Signed First Edition copy of African Game Trails: An Account of the African Wanderings of an American Hunter Naturalist, by Theodore Roosevelt and Eight original photos by Kermit Roosevelt of his father Theodore Roosevelt on his 1909 African Safari

Total Acquisition Cost:	$ 17,000
Consideration: Cash (%) Equity (%) Total	$ 17,000 (100%) 0 (0.0%) $ 17,000
Other Terms: Option Period Down-Payment Balance Due	through October 27th, 2019 $ 2,550 due at signing $ 14,450 due on October 27, 2019

Additional Terms & Conditions:

Acknowledged and Agreed:

By: /s/ Chris Bruno	By: /s/ Jeremy O’Connor
PURCHASER	SELLER
Name:Chris Bruno	Name: Jeremy O’Connor
Title: CEO	Title: Principal

CONFIDENTIAL